Exhibit 99.1

DynCorp International Announces Change in Executive Leadership

James E. Geisler Appointed Interim CEO

MCLEAN, Va. (August 8, 2014) - Delta Tucker Holdings, Inc., the parent of DynCorp International, Inc., (“DI”, and together with the Holdings, the “Company”), announced today that it has appointed board member James E. Geisler as interim chief executive officer, effective immediately. This appointment follows the departure of S. Gordon Walsh as the Company’s CEO. Mr. Walsh’s departure is not related in any way to the Company’s operational or financial performance.

Mr. Geisler has been a member of Delta Tucker Holdings, Inc.’s Board of Directors since September 2012. In his career, Mr. Geisler spent 17 years in the aerospace and defense industry at United Technologies Corporation, serving as the co-chief financial officer with responsibilities including Treasury, Investor Relations, Shared Business Services, and Financial Planning and Analysis. He also certified the company’s financial statements and was in charge of strategy and mergers and acquisitions. In 2005 and 2006, Geisler was recognized as a top three Aerospace and Defense CFO by Institutional Investor Magazine. He currently serves as a director for Community Bank Shares of Indiana and CreoSalus as well as Delta Tucker Holdings, Inc.

A Search Committee within the Board of Directors has been created, which will oversee the process for the identification and selection of a new CEO.

About DynCorp International

DynCorp International is a leading global services provider offering unique, tailored solutions for an ever-changing world. Built on more than six decades of experience as a trusted partner to commercial, government and military customers, DI provides sophisticated aviation, logistics, training, intelligence and operational solutions wherever we are needed. DynCorp International is headquartered in McLean, Va. For more information, visit our blogs or follow DynCorp International on Twitter.

Contact: Beatrice-Madonna Livioco, beatrice-madonna.livioco@dyn-intl.com, 571-722-0270